CONFIDENTIAL
Execution Version
ASSET PURCHASE AGREEMENT

by and between

NFE Power PR LLC

as Seller,

Macquarie Energy LLC

as Buyer

and

New Fortress Energy Inc. (solely for the purposes of Section 9.5)
Dated as of April 1, 2026

TABLE OF CONTENTS
1.1    Definitions    1
1.2    Certain Interpretive Matters    9
1.3    Schedules    10
ARTICLE II
PURCHASE AND SALE OF ASSETS
2.1    Purchase and Sale    10
2.2    Excluded Assets    11
2.3    Assumed Liabilities    11
2.4    Excluded Liabilities    11
ARTICLE III
PURCHASE PRICE; ALLOCATION
3.1    Purchase Price.    12
3.2    Allocation of Purchase Price    12
3.3    Withholding    12
ARTICLE IV
CLOSING
4.1    Time and Place    12
4.2    Closing Deliverables    13
4.3    Delivery of Books and Records    14
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
5.1    Formation and Existence    14
5.2    Authority; Binding Effect.    14
5.3    Non-Contravention; Consents.    15
5.4    Brokers    15
5.5    Solvency    15
5.6    Condition and Ownership of Assets.    15
5.7    Environmental Matters.    16
5.8    Compliance with Laws    16
5.9    Litigation    16
5.10    Material Contracts.    17
5.11    Taxes.    17
5.12    Anticorruption; Sanctions; Export Controls.    18
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5.13    Insurance.    18
5.14    Exclusive Representations and Warranties    19
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
6.1    Organization    19
6.2    Authority; Binding Effect.    19
6.3    Non-Contravention; Consents.    20
6.4    Litigation    20
6.5    Brokers    20
6.6    Sufficiency of Funds    20
6.7    Opportunity for Independent Investigation    20
6.8    Exclusive Representations and Warranties    20
ARTICLE VII
CERTAIN COVENANTS
7.1    Books and Records    21
7.2    Confidentiality    21
7.3    Public Announcements    21
7.4    Further Assurances    22
7.5    Asset Expense Proration    22
7.6    Tax Matters.    22
7.7    Transfer Taxes and Transaction Expenses.    24
7.8    Delivery of Acquired Assets    25
7.9    Disclaimers    25
7.10    Purchase Option.    25
7.11    LNG Facility Repayment    25
ARTICLE VIII
INDEMNIFICATION
8.1    Survival of Representations, Warranties and Covenants.    26
8.2    Indemnity by Seller    26
8.3    Indemnity by Buyer    27
8.4    Limitations on Indemnification.    27
8.5    Indemnification Process.    29
8.6    Subrogation Rights; No Duplication.    30
ii

8.7    Exclusivity of Indemnification    30
ARTICLE IX
GENERAL PROVISIONS
9.1    Notices    31
9.2    Other Agreements Superseded; Waiver and Modification.    32
9.3    Construction    32
9.4    Specific Performance    32
9.5    Guarantee.    32
9.6    Recovery of Litigation Costs    33
9.7    Governing Law    33
9.8    Dispute Resolution.    34
9.9    Certain Waivers.    34
9.10    Successors; Assignability    34
9.11    Time of Essence    35
9.12    Counterparts    35
9.13    Parties in Interest    35
9.14    Severability    35

Exhibit A    Form of Bill of Sale
iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2026, is made by and between NFE Power PR LLC, a Puerto Rico limited liability company (“Seller”), Macquarie Energy LLC, a Delaware limited liability company (“Buyer”), and New Fortress Energy Inc., a Delaware corporation (solely for the purposes of Section 9.5) (“Parent”).
RECITALS
1.WHEREAS, on the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer all of the Acquired Assets, and Buyer desires to purchase from Seller all of the Acquired Assets and assume all of the Assumed Liabilities.
2.WHEREAS, concurrently with the Closing, Buyer and NFE Turbines LLC, a Delaware limited liability company (“Lessee”), will enter into (a) a master lease agreement (the “Master Lease Agreement”), pursuant to which Buyer and Lessee may from time to time enter into one or more equipment schedules providing for the lease by Lessee of certain of the Acquired Assets, and (b) an equipment bailment agreement (the “Bailment Agreement”), pursuant to which Lessee, acting as bailee, will hold certain of the Acquired Assets (as bailor owned equipment) for Buyer, acting as bailor, for a specified bailment period, in each case on the terms and subject to the conditions thereof.
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1Definitions. As used herein, the following terms have the following meanings:
“Acquired Assets” has the meaning set forth in Section 2.1.
“Acquired Assets Purchase Contract” means any Contract that relates to the acquisition by Seller or any of its Affiliates of the Acquired Assets.
“Additional Unit” has the meaning set forth in Section 7.10(a).
“Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” mean applicable Laws relating to combating domestic or foreign bribery or corruption, whether governmental or commercial, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other applicable national and international laws addressing the principles contained in the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws” mean applicable Laws or guidelines by Governmental Authorities relating to money laundering, including financial recordkeeping and reporting requirements, such as the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended; and the U.S. Money Laundering Control Act of 1986, as amended.
“Asset Expenses” has the meaning set forth in Section 7.5.
“Asset Taxes” means ad valorem, property, excise, sales, use, and similar Taxes based upon, arising out of or relating to the ownership or operation of the Acquired Assets, but excluding, for the avoidance of doubt, Income Taxes, gross receipts or municipal license Taxes, PRPP Taxes and Transfer Taxes.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Bailment Agreement” has the meaning set forth in the recitals to this Agreement.
“Bill of Sale” has the meaning set forth in Section 4.2(b)(i).
“Business Day” means a day other than Saturday, Sunday or a day observed as a holiday by the United States federal government.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Fundamental Representations” has the meaning set forth in Section 8.1(b).
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Buyer Transaction Approvals” has the meaning set forth in Section 6.2(a).
“Buyer’s Knowledge” means, as to a particular matter, the actual knowledge of Michael Bennett (Managing Director at Buyer), and the knowledge such individual would have acquired in the exercise of due inquiry.
“Charter Documents” means, with respect to any entity, the certificate of incorporation, certificate of formation, certificate of partnership, bylaws, limited liability company agreement, partnership agreement or other similar organizational or governance document.
“Claim” means any demand, claim, suit, charge, complaint, request for information, audit grievance, action, investigation, legal proceeding or arbitration.

“Claim Notice” has the meaning set forth in Section 8.5(b).
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” has the meaning set forth in Section 4.1.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Consent” means any consent, approval, authorization, qualification, waiver or notification of, or filing with, a Governmental Authority or other Person.
“Contract” means any legally binding note, bond, mortgage, indenture, contract, subcontract, agreement, option, purchase order, lease, license, franchise, plan, concession, order commitment or other instrument, but excludes Permits.
“De Minimis” has the meaning set forth in Section 8.4(a)(i).
“Deductible” has the meaning set forth in Section 8.4(a)(ii).
“Direct Claim” has the meaning set forth in Section 8.5(b).
“Encumbrance” means any mortgage, pledge, lien (statutory or other), security interest, collateral, assignment, encumbrance, easement, encroachment, license, sublicense, right of first refusal, restriction on transfer, transfer to a security trust, option, warrant, convertible right, conditional sale or other title retention device or other similar arrangement (including a capital lease), or transfer for security for the payment of any indebtedness.
“Environmental Condition” means any condition existing with respect to the Acquired Assets that results in Liability under any Environmental Law or any Environmental Permit.
“Environmental Laws” means all Laws pertaining to or otherwise relating to pollution, preservation, remediation or the protection or restoration of human health and safety or the environment, including those relating to occupational health and safety, Releases or threatened Releases of Hazardous Materials or relating to the manufacture, processing, distribution, use, generation, labeling, testing, treatment, storage, Release, transport, disposal, Remediation, or handling of Hazardous Materials and all similar Laws of any Governmental Authority having jurisdiction over the Acquired Assets, and all amendments to such Laws and all regulations promulgated thereunder.
“Environmental Permit” means a Permit granted or issued by the appropriate Governmental Authority pursuant to Environmental Law to allow the operation of the Power Generation Equipment to produce a base load, multifuel-fired electric generating unit (EGU).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Claims” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Export Control and Economic Sanctions Laws” means the Arms Export Control Act (22 U.S.C. Chapter 39), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Control Reform Act of 2018 (50 U.S.C. Chapter 58), the Export Administration Act of 1979 (50 U.S.C. Chapter 56), the Export Administration Regulations (15 C.F.R. Parts 730-774), regulations promulgated by the Office of Foreign Assets Control (31 C.F.R. Parts 500-599) and corresponding enabling statutes, including but not limited to the International Emergency Economic Powers Act (50 U.S.C. Chapter 35) and the Trading With the Enemy Act (50 U.S.C. Chapter 53), antiboycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service, customs and import Laws administered by U.S. Customs and Border Protection and all national and supranational laws, regulations, decrees, orders, or other acts with the force of law of the United States, the United Kingdom, the European Union or any of its members states, or the United Nations Security Council concerning trade and economic sanctions, including embargoes; the freezing or blocking of assets of targeted Persons; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.
“Fraud” of a party means a knowing and intentional misrepresentation of a representation or warranty set forth in Article V, Article VI or Section 9.5(b) with the intent to deceive or mislead another Person.
“Governmental Authority” means any federal, state, Puerto Rico, municipal, local or foreign government or any court, arbitral tribunal, administrative, competition or regulatory agency, bureau or commission or other governmental, judicial or regulatory authority, whether domestic, international or established by treaty, including any quasi-governmental or non-governmental body administering, regulating, having jurisdiction or adopting decisions over the applicable Person or assets.
“Guaranteed Obligations” has the meaning set forth in Section 9.5(a)(i).
“Hazardous Material” means any pollutants or contaminants prohibited, limited or regulated under Environmental Laws, including any substances, materials or wastes for which liability or standards of care or a requirement for investigation or remediation are imposed under Environmental Law or that are otherwise hazardous, toxic, infectious or radioactive and any petroleum or petroleum products or derivatives, asbestos and asbestos-containing materials, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, per- and polyfluoroalkyl substances or radon gas.
“Income Taxes” means any Taxes imposed on or with respect to, or determined by reference to, income, capital gains, franchise, and similar Taxes and Taxes imposed in lieu of such Taxes.

“Indemnified Party” means a Party seeking indemnification pursuant to the provisions of Article VIII.
“Indemnifying Party” means a Party that is obligated to provide indemnification pursuant to the provisions of Article VIII.
“Insurance Policies” has the meaning set forth in Section 5.13(a).
“IRS” means the United States Internal Revenue Service, or any successor agency.
“ISO Conditions” means standard International Standards Organization conditions for combustion turbines, which are defined as 59 degrees Fahrenheit ambient temperature, 60 percent relative humidity, and an atmospheric pressure of 14.7 pounds per square inch.
“ISO Rating” means the generator capacity referenced by the manufacturer of the gas turbines at ISO Conditions.
“Laws” means any applicable federal, national, regional, state, Puerto Rico, municipal or local law, common law, constitution, statute, treaty, rule, regulation, ordinance, order, code judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Authority.
“Lessee” has the meaning set forth in the recitals to this Agreement.
“Liability” means all indebtedness, obligations, liabilities and commitments of any nature, whether accrued or fixed, known or unknown, matured or unmatured, express or implied, primary or secondary, direct or indirect, liquidated or unliquidated, determined or determinable, on or off-balance sheet, absolute, accrued, contingent or otherwise and whether due or to become due, and including those arising under any Contract, Claim or Order.
“LNG Facility” has the meaning set forth in Section 7.11.
“LNG Facility Payoff Amount” has the meaning set forth in Section 7.11.
“Losses” means all demands, claims, suits, fines, Encumbrances, judgments, obligations, settlements, awards, fines, Liabilities, payments, costs, losses, damages, assessments, Taxes, offsets, penalties and expenses, including reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and expenses, costs of investigation and costs of enforcing any right to indemnification hereunder or pursuing any insurance providers, provided, however, that Loss shall exclude punitive, exemplary, incidental, consequential, special or indirect damages, including lost profits, loss of revenue, diminution in value, or loss of goodwill (except as it relates to any Losses that are payable to a third party with respect to a Third Party Claim for which any Person is seeking indemnification pursuant to Article VIII).
“Master Lease Agreement” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in the combination with any other Effect, is or could reasonably be expected to have a materially adverse effect on the (a) value, operation or condition of each turbine unit listed in Schedule 2.1(a) (on an individual basis) or (b) ability of Seller to perform its obligations hereunder, and consummate the transactions contemplated by this Agreement on a timely basis.
“Material Contracts” means (a) the Acquired Assets Purchase Contracts and (b) any Contracts to which Seller is party or is bound, in each case, prior to or on the Closing Date, in connection with the Acquired Assets, and the termination of which would have a Material Adverse Effect.
“Order” means any judgment, order, injunction, decision, determination, award, ruling writ, stipulation, restriction, assessment or decree of, or entered by, with or under the supervision of, any Governmental Authority.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“Parent Transaction Approvals” has the meaning set forth in Section 9.5(b).
“Party” means Buyer or Seller, and “Parties” means both of them.
“Permits” means all licenses, permits, authorizations, approvals, registrations, certificates (including certificates of title or certificates of ownership, or similar evidence of ownership or title), variances, exemptions, concessions, franchises and similar consents granted, or issued by any Governmental Authority.
“Permitted Encumbrances” means: (a) Encumbrances that will be removed prior to or in connection with the Closing; (b) Encumbrances for Taxes not yet due and payable, or being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairment or other similar Encumbrances or any similar common law or statutory lien for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings; (d) Encumbrances related to Assumed Liabilities; and (e) except for Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairment or other similar Encumbrances or any similar common law or statutory lien, any Encumbrances that individually or in the aggregate would not reasonably be expected to interfere in any material respect with the timely placement into service of the Acquired Assets.
“Person” means an individual, partnership (general or limited), corporation, limited liability company, proprietorship, association or other form of business organization, trust, estate, union, Governmental Authority (or any department, agency, or political subdivision thereof) or any other entity.
“Post-Closing Expenses” has the meaning set forth in Section 7.5.

“Power Generation Equipment” has the meaning set forth in Section 2.1(a).
“PR Code” means the Puerto Rico Internal Revenue Code of 2011, as amended.
“Pre-Closing Expenses” has the meaning set forth in Section 7.5.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, in the case of a Straddle Period, the portion of such period up to and including the Closing Date.
“Pre-Closing Taxes” means (a) any PRPP Taxes allocable to Seller pursuant to Section 7.6(a), (b) any Asset Taxes allocable to Seller pursuant to Section 7.6(b), (c) any Taxes imposed on or with respect to or relating to the ownership of the Excluded Assets for any taxable period, (d) any Transfer Taxes allocated to Seller in accordance with Section 7.7(a), (e) Income Taxes imposed by any applicable Laws on Seller (or any direct or indirect owners of Seller) or its Affiliates for any taxable period and (f) any withholding Taxes imposed on payments made to Seller or any of its Affiliates pursuant to this Agreement.
“PRPP Taxes” means the Personal Property Taxes imposed by the Puerto Rico Act No. 107-2020 (also known as the “Puerto Rico Municipal Code”) or the Puerto Rico Act No. 83-1991 (also known as the “Municipal Property Tax Act of 1991”) that are based upon, arising out of or relating to the ownership or operation of the Acquired Assets, but excluding, for the avoidance of doubt, Asset Taxes, Income Taxes, gross receipts or municipal license Taxes, and Transfer Taxes.
“Purchase Price” has the meaning set forth in Section 3.1(a).
“Purchase Price Allocation” has the meaning set forth in Section 3.2.
“Purchase Option” has the meaning set forth in Section 7.10(a).
“Purchase Option Closing Date” has the meaning set forth in Section 7.10(c).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Remediation” means actions required under Environmental Laws or by Order from a Governmental Authority to clean up or to contain or otherwise to ameliorate or remedy any Environmental Condition, including preventing a Release or threatened Release and performing studies, investigations and monitoring.
“Retained Books and Records” means all books, files and records, to the extent that such books, files and records (a) contain information related to Seller or any of its Affiliates concerning public utility or other regulatory matters; (b) contain information, the disclosure of which would violate applicable Law or any other legal constraints; (c) disclose information about

Seller or any of its Affiliates that is unrelated to the Acquired Assets; (d) disclose information about Seller or any of its Affiliates pertaining to energy or project evaluation, energy or natural gas price curves or projections or other economic predictive models that is unrelated to the Acquired Assets; (e) were prepared in connection with the Transactions (and were not prepared or intended for Buyer’s review or use); or (f) is subject to attorney-client or similar privilege or constitutes attorney work product.
“Sanctioned Country” means at any time a country, region or territory which is itself the subject or target of any comprehensive economic or trade restrictions amounting to embargo, which may change from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Donetsk, Luhansk and Crimea regions of the Ukraine, and the non-Ukrainian government controlled areas of Kherson and Zaporizhzhia of Ukraine).
“Sanctioned Person” means at any time any Person that is: (a) listed on any sanctions- related list of designated or blocked persons administered by a Governmental Entity (including the U.S. Department of Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals (“SDN”) List, Sectoral Sanctions Identifications List, Non-SDN Menu-Based Sanctions List, Non-SDN Chinese Military-Industrial Complex Companies List, and Foreign Sanctions Evaders List; the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; the EU Consolidated Financial Sanctions List; and any similar lists of other jurisdictions); (b) the government of or located in, resident in, or organized under the laws of a Sanctioned Country; (c) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; (d) otherwise the subject or target of sanctions or blocking measures under applicable Export Control and Economic Sanctions Laws; or (e) 50% or more owned or controlled by a Person or Persons described in clauses (a) through (d).
“SCF Payoff Amount” has the meaning set forth in Section 4.2(b)(ii).
“Schedules” has the meaning set forth in Section 1.3.
“Seller” has the meaning set forth in the introductory paragraph to this Agreement.
“Seller Indemnified Group” has the meaning set forth in Section 8.3.
“Seller Transaction Approvals” has the meaning set forth in Section 5.2(a).
“Seller’s Knowledge” means, as to a particular matter, the actual knowledge of Christopher Guinta (Chief Financial Officer at Seller), and the knowledge such individual would have acquired in the exercise of due inquiry.
“Selling Parties Fundamental Representations” means representations and warranties of (a) Seller set forth in Sections 5.1(a) (Formation and Existence), 5.2 (Authority; Binding Effect), 5.4 (Brokers) and 5.6(b) (Ownership of Assets) and (b) Parent set forth in Section 9.5.

“Software” means any and all computer software, applications or programs, whether in source code or object code form, embedded in the Power Generation Equipment.
“Straddle Period” means any Tax period that begins on or before, and ends after the Closing Date.
“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar governmental charges in the nature of a tax imposed by a Taxing Authority, including (a) all federal, state, Puerto Rico, local and foreign income, profits, franchise, business license, withholding, ad valorem, real and personal property (tangible and intangible), employment, unemployment, payroll, sales and use, goods and services, inventory, social security, disability, occupation, business and occupation, property, unclaimed property, escheat, severance, excise, gross receipts, capital gains, capital stock, transfer, registration, windfall profits, environmental, value-added, add-on minimum, alternative, estimated, stamp and license taxes and charges (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all other obligations of the same or of a similar nature to any of the foregoing, whether disputed or not, and (b) all deficiency assessments, additions to tax, surcharges, penalties, fines and interest related to the items described in clause (a).
“Tax Contest” has the meaning set forth in Section 7.6(d).
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.
“Tax Returns” means any report, return, information return, claim for refund, document, estimated tax filing, declaration, statement or other filing relating to Taxes provided, or required to be provided, to any Taxing Authority including any schedule or attachment thereto or amendments thereof.
“Third Party Claim” has the meaning set forth in Section 8.5(b).
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transaction Documents” means this Agreement, the Bill of Sale, the Master Lease Agreement, the Bailment Agreement and the other schedules, agreements, instruments and documents required to be delivered at the Closing.
“Transfer Taxes” means sales, purchase, use, transfer, stamp, documentary, registration, conveyance, filing, recording or similar fees or Taxes or governmental charges.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

1.2Certain Interpretive Matters. In construing this Agreement, together with the Schedules, and in addition to the definitions referred to in Article I, the following principles shall be followed, except when the context requires otherwise:
(a)All Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to Articles, Sections, Subsections, Schedules and Exhibits to this Agreement unless otherwise specified. The Exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “includes without limitation” or “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. Dollars.
(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)The Parties have participated jointly in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.
1.3Schedules. On or prior to the date of this Agreement, Seller has delivered to Buyer disclosure schedules relating to this Agreement (the “Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to (a) an express disclosure requirement contained in a provision of this Agreement, or (b) as an exception to one or more representations or warranties contained in Article V and Section 9.5(b). The Schedules to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference. The matters disclosed in any particular Schedule shall be deemed to have been disclosed in all other Schedules, but only to the extent that a cross-reference to the other Schedules has been included or it is reasonably clear from the face of the disclosure that such disclosure is responsive to the representations to which such other Schedule or Schedules relate.
ARTICLE II
PURCHASE AND SALE OF ASSETS
2.1Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, and in exchange for the consideration as set forth in Section 3.1, Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of Seller’s right, title and interest in, the following assets, properties and rights, wherever located and whether now existing or hereinafter acquired (collectively, the “Acquired Assets”), free and clear of Encumbrances, claims and other interests (except for Permitted Encumbrances):
(a)Equipment. The property more specifically described on Schedule 2.1(a) (collectively, the “Power Generation Equipment”) and any rights of Seller with respect to any Software embedded in such Power Generation Equipment;

(b)Books and Records. Except for the Retained Books and Records, electronic copies of all books and records (or, if electronic copies are not available, in written or other form) of any kind in the possession of Seller relating to the use, operation and maintenance of the Acquired Assets, including all material information received from the sellers of the Acquired Assets including the machinery and equipment maintenance files, production data, quality control records, and procedures, any correspondence with Governmental Authorities, and all environmental reports, inspections/assessments, environmental audits, documents and property files, in each case to the extent related to the Acquired Assets and in the possession of Seller;
(c)Claims. Other than the Excluded Claims, all rights (i) in connection with any Claims of any nature available to or being pursued by Seller in connection with the Material Contracts or the Power Generation Equipment, whether arising by way of counterclaim or otherwise, and (ii) under warranties, indemnities and all similar rights of Seller against third parties in connection with the Material Contracts or the Power Generation Equipment; and
(d)Insurance Proceeds. All insurance claims and proceeds payable to Seller or any of its Affiliates in respect of any casualty event related to the Power Generation Equipment or any Acquired Asset relating to the period prior to the Closing Date net of any amounts incurred by Seller or any of its Affiliates to settle or resolve the underlying claim (including through reduction in Purchase Price under this Agreement) or to repair or restore the affected assets as a result of the applicable loss event.
Notwithstanding the foregoing, assignment of any contractual rights or Claims under Section 2.1(c) shall be subject to the consents to assignment of such rights and claims listed in Section 2.1(c) having been obtained. Following the Closing, Seller will request consent for such assignments and will use its commercially reasonable efforts and cooperate with Buyer to obtain such consents but shall have no obligation to make any payments or other accommodations to obtain such consents.
2.2Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Seller are expressly excluded from the Acquired Assets (collectively, the “Excluded Assets”):
(a)Excluded Claims. All rights in connection with any Claims of any nature available to or being pursued by Seller or any of its Affiliates, now or in the future, in connection with the Transaction Documents (the “Excluded Claims”); and
(b)Retained Books and Records. The Retained Books and Records.
2.3Assumed Liabilities. At the Closing, Buyer shall assume, and Buyer shall thereafter pay, perform and discharge when due, all Liabilities (other than Taxes) arising from the ownership or operation of the Acquired Assets on or after the Closing Date and Taxes that are imposed on or with respect to the Acquired Assets that relate to a Tax period (or portion thereof) beginning after the Closing Date (collectively, the “Assumed Liabilities”). For the avoidance of doubt, the Assumed Liabilities shall not include any Pre-Closing Taxes.
2.4Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, and shall not be deemed to have assumed, any Liability of Seller other than as specifically set forth in Section 2.3 (with all such unassumed Liabilities, the “Excluded Liabilities”).

ARTICLE III
PURCHASE PRICE; ALLOCATION
3.1Purchase Price.
(a)The aggregate purchase price payable by Buyer to Seller for the Acquired Assets shall be an amount equal to Two Hundred Sixty-Five Million Eight Hundred Eighty-Two Thousand Five Hundred Dollars ($265,882,500.00) (the “Purchase Price”).
(b)The Purchase Price shall be paid by Buyer at Closing in accordance with Section 4.2(a).
3.2Allocation of Purchase Price. The Purchase Price shall be allocated in equal proportion to each gas turbine described in Schedule 2.1(a) (the “Purchase Price Allocation”). Seller, Buyer and their respective Affiliates, shall report and timely file all Tax Returns in a manner consistent with, and shall not take any position (whether in audit, Tax Returns, or otherwise or with any Governmental Authority) that is inconsistent with, the Purchase Price Allocation, in each case to the extent applicable, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
3.3Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as Buyer reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Code, Puerto Rico Law or any other applicable Law; provided that Buyer will, prior to any deduction or withholding, notify Seller five (5) days prior to any applicable deduction withholding (unless Buyer learns of the requirement for such deduction or withholding fewer than five (5) days before the relevant payment is due, in which case Buyer will notify Seller as promptly as reasonably practicable) and reasonably cooperate with Seller to minimize the amount of any applicable withholding to such affected Person. To the extent such amounts are so deducted or withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Buyer hereby confirms that under currently applicable Law as of the date hereof and at the Closing, no deduction or withholding shall apply to any Purchase Price payments hereunder.
ARTICLE IV
CLOSING
4.1Time and Place. The consummation of the Transactions (the “Closing”) shall take place electronically (by the electronic exchange of documents by the Parties), at 1:00 p.m. local time, on the date hereof, or at such other time, place and date as Seller and Buyer may mutually agree (the “Closing Date”). The Closing will be deemed to be effective for purposes of this Agreement as of 12:01:01 a.m. local time in Puerto Rico on the Closing Date.
4.2Closing Deliverables. At the Closing:
(a)Buyer shall:
(i)pay to Stonebriar Commercial Finance, LLC, or as otherwise set forth in the payoff letter delivered pursuant to Section 4.2(b)(ii), by wire transfer in immediately available funds, the SCF Payoff Amount; and
(ii)deliver to Seller:
(A)an amount equal to the Purchase Price minus the SCF Payoff Amount, by wire transfer in immediately available funds to an account of Seller that has been designated in writing for such purpose by Seller;

(B)the Master Lease Agreement (together with other documentation related to its effectiveness and Equipment Schedule No. 1 thereto, covering the Acquired Assets), duly executed by Buyer;
(C)the Bailment Agreement, duly executed by Buyer; and
(D)a certificate, dated as of the Closing Date and signed by an authorized officer of Buyer, with respect to (x) Buyer’s Charter Documents, (y) the Buyer Transaction Approvals, and (z) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Transaction Documents to which Buyer is a party.
(b)Seller shall deliver to Buyer:
(i)a bill of sale for the Acquired Assets in the form set forth in Exhibit A hereto, duly executed by Seller (the “Bill of Sale”);
(ii)a payoff letter, in form and substance reasonably satisfactory to Buyer, from Stonebriar Commercial Finance, LLC with respect to the indebtedness secured by the Acquired Assets under that certain Loan Agreement, dated as of May 31, 2024, by and between Parent, as borrower, and Stonebriar Commercial Finance, LLC, as lender, setting forth the amount required to discharge such indebtedness (the “SCF Payoff Amount”) and providing for the release of the related Encumbrances upon payment thereof, together with any customary lien release, termination statements and other related filings, recordings and documentation contemplated thereby;
(iii)the Master Lease Agreement (together with other documentation related to its effectiveness and Equipment Schedule No. 1 thereto, covering the Acquired Assets), duly executed by Lessee;
(iv)the Bailment Agreement, duly executed by Lessee; and
(v)a certificate, dated as of the Closing Date and signed by an authorized officer of Seller, with respect to (A) Seller’s Charter Documents, (B) the Seller Transaction Approvals, and (C) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Transaction Documents to which Seller is a party;
(vi)a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, with respect to (A) Parent’s Charter Documents, (B) Parent Transaction Approvals and (C) the name, title, incumbency and signatures of the officers authorized to execute this Agreement; and
(vii)evidence acceptable to Buyer related to the release of liens and no interest confirmations by holders of material indebtedness of the Seller, Parent and its Affiliates related to the Acquired Assets, along with other evidence acceptable to Buyer confirming no Encumbrances other than Permitted Encumbrances at the Closing.
4.3Delivery of Books and Records. No later than ten (10) Business Days following the Closing Date, Seller shall deliver to Buyer the books and records identified in Section 2.1(b).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Schedules, Seller represents and warrants to Buyer that the statements contained in this Article V are true and correct as of the date hereof (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date) that:
5.1Formation and Existence. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico.
5.2Authority; Binding Effect.
(a)Seller has all requisite power and authority to (i) enter into this Agreement and the Transaction Documents to which it is a party, (ii) carry out its obligations hereunder or thereunder and (iii) consummate the Transactions (including all power and authority to sell, assign, transfer and convey the Acquired Assets as provided by this Agreement). The foregoing has been duly authorized by all necessary action of Seller’s members, as evidenced in the resolutions adopted by such members (the “Seller Transaction Approvals”), a certified copy of which Seller has delivered to Buyer. The Seller Transaction Approvals constitute all requisite action for the authorization, execution and delivery of this Agreement and the Transaction Documents by Seller and the performance by Seller of the Transactions, and such approvals have not been revoked, rescinded or amended.
(b)This Agreement and each of the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer and any other parties hereto and thereto, this Agreement and each of the Transaction Documents to which Seller is a party constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally.
5.3Non-Contravention; Consents.
(a)Except as set forth on Schedule 5.3(a), neither the execution and delivery by Seller of this Agreement and the Transaction Documents to which Seller is a party, nor the consummation by Seller of the Transactions will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, or require the consent of any other Person under (i) any Contract to which Seller is a party or by which Seller or any of the Acquired Assets is bound or subject, (ii) Seller’s Charter Documents, (iii) any Law or Order to which Seller or any of the Acquired Assets is subject, and (iv) any Permit held by Seller in connection with the Acquired Assets.
(b)Neither the execution and delivery by Seller of this Agreement and the Transaction Documents to which Seller is a party, nor the consummation by Seller of the Transactions, will result in the creation or imposition of any Encumbrance on any of the Acquired Assets.
(c)No consent, declaration or filing with, or notice to, any Governmental Authority is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement and the Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder.

5.4Brokers. No finder, broker, agent, or other intermediary has acted for or on behalf of Seller in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Transactions.
5.5Solvency. Excluding any contingent obligations of Seller under guarantees of the Parent’s indebtedness, Seller is not insolvent, is able to pay its debts as they come due, and will not be rendered insolvent by any of the Transactions. No transfer of property is being made by Seller in favor of Buyer, and no obligation is being incurred by Seller, in connection with the Transactions with the intent to hinder, delay or defraud any present or future creditors of Seller. Seller is receiving reasonably equivalent value in exchange for the Acquired Assets and the other undertakings contemplated by this Agreement.
5.6Condition and Ownership of Assets.
(a)Each item of the Power Generation Equipment has the ISO Rating set out in Schedule 2.1(a).
(b)Seller has good and valid title to each of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). At the Closing, Seller will transfer to Buyer valid title to each of the Acquired Assets, in each case free of any Encumbrances other than Permitted Encumbrances. Without limiting the foregoing, Seller represents and warrants that any purchase option previously granted with respect to any of the Acquired Assets under that certain Asset Purchase Agreement, dated as of March 15, 2024, by and between Seller and The Puerto Rico Electric Power Authority has expired by its terms without exercise, extension or renewal and is no longer in effect. Notwithstanding anything to the contrary set forth in this Agreement, Seller is not providing any representation or warranty of any kind (including as to title) with respect to any Software or other intellectual property embedded in the Acquired Assets.
(c)The Acquired Assets are (i) structurally sound and in condition such that they could be placed into service without material expense other than in the ordinary course of operations, subject to normal or routine maintenance, replacement, repairs, and normal wear and tear and (ii) have been maintained in the same manner as a prudent operator would maintain such assets.
5.7Environmental Matters.
(a)Seller has not received any notice from any Person, or demand or written request for information from any Governmental Authority, and there are no Claims pending or, to Seller’s Knowledge, threatened alleging or indicating that (i) the operation or storage of the Acquired Assets (including the Power Generation Equipment) was or is in noncompliance with or violation of any applicable Environmental Law, or (ii) there is any Liability under any applicable Environmental Law with respect to the use, ownership, operation or storage of the Acquired Assets (including the Power Generation Equipment), including the Release or presence or exposure of any Hazardous Materials arising therefrom.
(b)With respect to the Acquired Assets, there has been no Release or exposure to any Hazardous Materials arising from operation or storage of the Power Generation Equipment that would reasonably be expected to result in material liability or a requirement for material Remediation under Environmental Laws.
(c)With respect to the Acquired Assets, Seller has delivered to, or has otherwise made available for inspection by the Buyer, all material written assessments, audits, investigation reports, studies, test results or similar documents in the possession, control or custody of Seller related to environmental, health or safety matters or Hazardous Materials.

These provisions of Section 5.7 are the sole and exclusive representations and warranties relating to Environmental Laws and Hazardous Materials.
5.8Compliance with Laws. Seller is in compliance with all Laws applicable to the ownership, operation and use of the Acquired Assets. Since the date that is three years prior to the date hereof, Seller has not received any notice from any Governmental Authority alleging any noncompliance by Seller or any of its Affiliates with respect to any such Law, and no investigation by any Governmental Authority regarding a violation of any such Law is pending or, to Seller’s Knowledge, threatened against Seller. Seller is not required to hold any Permits in order to validly evidence its title to, or ownership of, the Acquired Assets and does not hold any such Permits, and none of the Acquired Assets are registered with the Puerto Rico Department of Motor Vehicles or with any other Governmental Authority for similar purposes. This Section 5.8 does not include any matters with respect to Tax Laws or Environmental Laws (such matters being exclusively addressed in Section 5.11 and Section 5.7, respectively).
5.9Litigation. There is no written Order in effect and there are no Claims pending or, to Seller’s Knowledge, threatened: (a) against or by Seller or any of its Affiliates affecting or relating to the Acquired Assets; (b) that challenge or seek to prevent, enjoin or otherwise impair or delay Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or complete the Transactions; or (c) that question the validity of this Agreement or any other Transaction Document or of any action taken or to be taken by Seller pursuant to or in connection with the provisions of this Agreement or the Transaction Documents.
5.10Material Contracts.
(a)Schedule 5.10(a) sets forth a correct and complete list of the Material Contracts.
(b)Each Material Contract constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, any other Person party thereto and is enforceable against Seller and, to Seller’s Knowledge, any other Person party thereto in accordance with its terms. None of Seller or, to Seller’s Knowledge, any other Person party thereto, is in material breach or default under any Material Contract.
5.11Taxes.
(a)All material Asset Taxes and PRPP Taxes that have become due and payable have been paid in full, and all material Tax Returns with respect to Asset Taxes and PRPP Taxes required to be filed have been duly and timely filed (taking into account valid applicable filing extensions), and such Tax Returns are true, correct and complete in all material respects;
(b)there are no Encumbrances on any of the Acquired Assets attributable to Taxes other than Permitted Encumbrances;
(c)no audit, examination, litigation or other proceeding with respect to a material amount of Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it from any applicable Taxing Authority for assessment of a material amount of Asset Taxes and no such claim has been threatened in writing;
(d)no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due with respect to the Acquired Assets or the Assumed Liabilities for any Tax period have been entered into by Seller outside of the ordinary course of business (other than such agreements, waivers or arrangements in relation to customary extensions of time to file Tax Returns);
(e)to Seller’s knowledge, no written claim has been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns of a particular type with respect to or relating to the Acquired Assets or the Assumed Liabilities that Seller is or may be subject to Tax of such type or required to file Tax Returns of such type in such jurisdiction with respect to or relating to the Acquired Assets or the Assumed Liabilities;
(f)no material deficiencies, claims, issues or adjustments have been asserted, assessed, proposed or threatened in writing by a Taxing Authority in connection with any Taxes or Tax Returns with respect to the Acquired Assets and the Assumed Liabilities that remain unresolved;
(g)no assessment, reassessment or reclassification by any Taxing Authority has been received by Seller with respect to the Acquired Assets that would cause the Acquired Assets to be classified as machinery and equipment constituting real property under applicable Tax Law;
(h)the Acquired Assets are located in Puerto Rico;
(i)none of the Acquired Assets constitute a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;
(j)the estimated useful life of the Power Generation Equipment is twenty-four (24) years, and the Power Generation Equipment is expected to have a value as of April 1, 2036, that is at least 20% of the value of the Power Generation Equipment as of the Closing Date; and
(k)there are no Tax sharing, allocation, indemnification or similar agreements in effect with respect to the Acquired Assets under which Buyer could be liable for any Taxes, other than customary commercial agreements entered into in the ordinary course of business, the primary purpose of which is not related to Taxes.
5.12Anticorruption; Sanctions; Export Controls.
(a)Solely with respect to the Acquired Assets, including with respect to the acquisition and operations or use thereof, neither Seller nor its Affiliates, nor their respective officers, directors, employees, or agents, nor, to Seller’s Knowledge, any other Person have, since the date that is five years prior to the date hereof, violated, conspired to violate or aided and abetted the violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
(b)Since April 24, 2019, neither Seller nor its Affiliates, nor their respective officers, directors, employees, or agents is or has been (i) a Sanctioned Person, (ii) controlled by a Sanctioned Person, (iii) located in, organized under the laws of, or resident in a Sanctioned Country, (iv) operating, conducting business, or participating in any direct or indirect transaction in, with, or involving any Sanctioned Country or with, involving, or benefitting any Sanctioned Person, or (v) otherwise in violation of applicable Export Control and Economic Sanctions Laws
(c)Since April 24, 2019, neither Seller nor its Affiliates, nor their respective directors, officers, employees, or agents has made any voluntary or involuntary disclosure to any Governmental Authority under any Export Control and Economic Sanctions Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws, and there have been no actual or threatened written or (to Seller’s Knowledge) oral inquiries, investigations, audits (outside the normal course) or enforcement actions regarding compliance by the Seller, its Affiliates, or any of their respective directors, officers, employees, or agents with any Export Control and Economic

Sanctions Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws, and no Governmental Authority has assessed any fine or penalty against, or issued any warning letter to, the Seller or any of its Affiliates with regard to compliance with any Export Control and Economic Sanctions Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws. There are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims in any material way, with respect to violations of Export Control and Economic Sanctions Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws by the Seller or its Affiliates.
5.13Insurance.
(a)Schedule 5.13(a) sets forth a correct and complete list, as of the date hereof, of all insurance policies and coverage (including self-insurance programs) relating to the Acquired Assets (the “Insurance Policies”), and there are no Claims pending under any such Insurance Policies with respect to the Acquired Assets.
(b)Until the date hereof, the Insurance Policies have remained, (i) in full force and effect, and (ii) valid, outstanding, and enforceable. All premiums due and payable thereunder have been paid in full, and neither Seller nor any of its Affiliates is in default with respect to the obligations under any Insurance Policy or has otherwise failed to comply in all respects with the terms and conditions of the Insurance Policies. Neither Seller nor any of its Affiliates has received any written notice of cancellation or non-renewal with respect to any Insurance Policy or disclaiming coverage or reserving rights with respect to a particular claim with respect to any Insurance Policy.
5.14Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article V and Section 9.5(b) (as modified by the Schedules), the Bailment Agreement and the Master Lease Agreement and the other Lease Documents (as defined in the Master Lease Agreement), neither Seller nor any other Person on its behalf makes any express or implied representation or warranty including any representation or warranty as to the accuracy or completeness of any information regarding Seller or the Acquired Assets furnished or made available to Buyer in expectation of the transactions contemplated hereby, and Seller disclaims any other representations or warranties, express or implied, whether made by Seller or any other Person, with respect thereto.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that that the statements contained in this Article VI are true and correct as of the date hereof (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date) that:
6.1Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
6.2Authority; Binding Effect.
(a)Buyer has all requisite power and authority to (i) enter into this Agreement and the Transaction Documents to which it is a party, (ii) carry out its obligations hereunder or thereunder, and (iii) consummate the Transactions. The foregoing has been duly authorized by all necessary action by Buyer, as evidenced in the resolutions adopted by Buyer’s governing board (collectively, the “Buyer Transaction Approvals”), a certified copy of which Buyer has delivered to Seller. The Buyer Transaction Approvals constitute all requisite action for the authorization, execution and delivery of this Agreement and the Transaction Documents by

Buyer and the performance by Buyer of the Transactions, and such approvals have not been revoked, rescinded or amended.
(b)This Agreement and each of the Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by Seller and any other parties hereto and thereto, this Agreement and the Transaction Documents constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally.
6.3Non-Contravention; Consents.
(a)Except as set forth on Schedule 6.3(a), neither the execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, nor the consummation by Buyer of the Transactions, will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, or require the consent of any other Person under (i) any Contract to which Buyer is a party or by which Buyer is bound or subject; (ii) Buyer’s Charter Documents; or (iii) any Law or Order to which Buyer is subject.
(b)Except as set forth on Schedule 6.3(b), no consent, declaration or filing with, or notice to, any Governmental Authority is required by, or with respect to, Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder or the purchase of the Acquired Assets by Buyer.
6.4Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened that: (a) challenge or seek to prevent, enjoin or otherwise impair or delay Buyer’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or complete the Transactions; or (b) question the validity of this Agreement or any other Transaction Document or of any action taken or to be taken by Buyer pursuant to or in connection with the provisions of this Agreement or the Transaction Documents.
6.5Brokers. No finder, broker, agent, or other intermediary has acted for or on behalf of Buyer in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Transactions.
6.6Sufficiency of Funds. As of the date of this Agreement, Buyer has available cash and other sources of immediately available funds sufficient to pay the Purchase Price in accordance with Section 4.2(a).
6.7Opportunity for Independent Investigation. Buyer (a) agrees and acknowledges that it has been afforded an opportunity to observe the Acquired Assets and to conduct an independent due diligence investigation of such Acquired Assets, and the Closing is not conditioned on it conducting further due diligence, and (b) hereby acknowledges that it is not relying on any representation, warranty or other statement made by Seller in entering into this Agreement, except for the representations and warranties expressly set forth in Article V and Section 9.5(b), the Bailment Agreement and the Master Lease Agreement and the other Lease Documents (as defined in the Master Lease Agreement).
6.8Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article VI (as modified by the Schedules), Buyer has not made and does not make any other express or implied representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller in expectation of the transactions contemplated hereby, and Buyer disclaims any other representations or warranties, expressed or implied whether made by Buyer or any other Person, with respect thereto.

ARTICLE VII
CERTAIN COVENANTS
7.1Books and Records. Buyer agrees that, for a period of six years following the Closing Date, it will use commercially reasonable efforts to cooperate with and make available to Seller and its representatives for reviewing and making copies or taking extracts, upon reasonable notice and during normal business hours, books and records and information of or relating to the Acquired Assets or Assumed Liabilities which are necessary or useful in connection with any Claim by a Governmental Authority, or any claim by or against a third party involving the Acquired Assets or Assumed Liabilities; provided, that, Buyer shall not be required to make available any information, books or records, the disclosure of which would cause a waiver of any applicable privilege or breach of an obligation of confidentiality to a third party, and Buyer may make access to such information, books and records conditioned upon execution and delivery of a confidentiality agreement reasonably satisfactory to Buyer. Further, after the Closing, Buyer shall grant to Seller the access and right to make copies or take extracts as described in the preceding sentence for such other purpose as may be reasonably requested by Seller. Seller shall bear all out of pocket costs and expenses of Buyer reasonably incurred in connection therewith.
7.2Confidentiality. During the period from the date of this Agreement and continuing until two years thereafter, each Party agrees to (and to cause its Affiliates and direct its representatives to) maintain in confidence any non-public information received from the other Party (or any of its Affiliates or representatives), and to use such non-public information only for purposes of consummating the Transaction. Such confidentiality obligations will not apply to: (a) information which was known to one Party or its Affiliates or representatives prior to receipt from the Buyer, on the one hand, or Seller on the other hand, as applicable; (b) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (c) information acquired by a Party or its Affiliates or representatives from a third party who was not bound to an obligation of confidentiality; (d) information developed by such Party independently without any reliance on the non-public information received from any other Party; (e) disclosure of information with such Party’s legal counsel and its financial advisors on a need-to-know basis and advisors to the creditors of the Seller and its affiliates on a professional eyes only basis; or (f) disclosure required by applicable Law or Order, including applicable rules of any securities exchange. In the event that Seller or any of its Affiliates are required by any applicable Law or Order to disclose any such non-public information, Seller shall, (i) to the extent permissible by such applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such applicable Law or Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information.
7.3Public Announcements. At all times, neither Party shall make any press release or otherwise make any public statements, directly or indirectly, with respect to any terms, conditions or other aspect of this Agreement and the Transactions without the other Party’s prior written consent, which consent may not be unreasonably withheld, delayed or conditioned; provided, however, that such prohibition will not apply to press releases or public statements that do not identify any other Party, provided that the Party seeking to make such press release or public statement furnishes a draft thereof to the other Party at least five (5) Business Days prior to issuance and considers in good faith, and incorporates to the extent reasonably practicable, any comments timely provided by such other Party. To the extent disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure shall provide prompt notice to the other Party, and shall provide an opportunity for the other Party to review and comment on any such public statement.
7.4Further Assurances. Following the Closing, each Party, at the request of the other Party, will promptly execute and deliver, or cause to be so executed and delivered, such documents to the other Party and take such further action as the other Party may deem reasonably necessary or desirable to facilitate or better evidence the completion of the Transactions.
7.5Asset Expense Proration. Other than with respect to Taxes, which shall be governed by Section 7.6, Buyer and Seller shall prorate the expenses or other payment obligations related to the ownership and maintenance of the Acquired Assets such that (a) Seller shall be liable for all such expenses and other payment obligations (the “Pre-Closing Expenses”) with respect to all periods on or prior to the Closing, and Buyer shall be liable for all such expenses and other payment obligations (the “Post-Closing Expenses” and together with the Pre-Closing Expenses, the “Asset Expenses”) with respect to all periods after the Closing, and (b) Seller shall make all applicable payments and filings for Asset Expenses due on or before the Closing, and Buyer shall make all applicable payments and filings for Asset Expenses due after the Closing. After the Closing, Buyer shall reimburse Seller for any Post-Closing Expenses paid by Seller and Seller shall reimburse Buyer for any Pre-Closing Expenses paid by Buyer. In the event either Party pays any Asset Expenses which are a Liability of the other Party pursuant to this Agreement, the obligated Party shall reimburse the paying Party within thirty (30) days of demand by the paying Party. Buyer and Seller shall cooperate and shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 7.5. Nothing in this Section 7.5 shall modify any rights or obligations under the Master Lease Agreement or the Bailment Agreement, nor shall any payments thereunder constitute Asset Expenses.
7.6Tax Matters.
(a)PRPP Taxes. Seller shall be allocated, bear and pay those certain PRPP Taxes that (absent extensions) become due and payable on May 15, in the year in which the Closing occurs and any PRPP Taxes that are due and payable prior to the Closing.
(b)Asset Taxes. Seller shall be allocated, bear and pay any Asset Taxes attributable to a Pre-Closing Tax Period. For all purposes of this Agreement, in the case of any Straddle Period, (i) Asset Taxes attributable to the Pre-Closing Tax Period that are ad valorem, property or similar Asset Taxes imposed on a periodic basis shall be equal to the amount of such Asset Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period and (ii) Asset Taxes that are based upon or related to sales or receipts, imposed on a transactional basis or are otherwise not described in clause (i) above shall be allocated to the period in which the transaction giving rise to such Asset Tax occurred.
(c)Tax Returns. Seller shall (i) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Seller with respect to Asset Taxes and PRPP Taxes, and (ii) timely pay, or cause to be timely paid, in full all such Taxes due and payable on such Tax Returns, in each case, under or pursuant to the law of the applicable taxing jurisdiction. To the extent applicable, Buyer shall (x) prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Buyer (if any) with respect to Asset Taxes and PRPP Taxes, and (y) timely pay, or cause to be timely paid in full, all such Taxes due and payable on such Tax Returns, in each case, under or pursuant to the law of the applicable taxing jurisdiction. With respect to any Tax Returns required to be filed by Buyer that relate to a Pre-Closing Tax Period and could reasonably be expected to adversely affect Seller or any of its Affiliates, Buyer shall provide Seller with copies of all such Tax Returns no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions) for Seller’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed), and Buyer shall incorporate any of Seller’s reasonable comments. The Parties agree that this Section 7.6(c) is intended to solely address the Tax Return filing responsibility relating to Asset Taxes and PRPP Taxes and shall not be interpreted as altering the manner in which Asset Taxes and PRPP

Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer or Seller of its obligations under this Section 7.6(c), which shall be borne by the Party in breach), which is addressed exclusively in Section 7.6(a) and Section 7.6(b).
(d)Tax Contests. With respect to any PRPP Taxes and Asset Taxes for which Seller is responsible under Section 7.6(a) and Section 7.6(b), respectively, Seller shall have the option, at its sole cost and expense, to control the prosecution, settlement or compromise of any proceeding involving such Taxes in a Tax Contest (as defined below); provided, that Seller shall keep Buyer reasonably informed of the status of any such Tax Contest and, if any such Tax Contest could reasonably be expected to adversely affect Buyer or any of its Affiliates, Seller shall not settle or compromise such Tax Contest without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Buyer shall give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible (each, a “Tax Contest”) within twenty (20) Business Days after its receipt of such notice; provided that failure to give any such written notice within such twenty (20) Business Day period shall limit Seller’s indemnification obligation pursuant to this Agreement to the extent Seller is actually and materially prejudiced by such failure. If Seller fails to assume control of any Tax Contest which it has the right to control pursuant to this Section 7.6(d) within a reasonable period of time following the receipt of notice of such Tax Contest, Buyer shall have the sole right to control such Tax Contest.
(e)Cooperation. Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Assets within the possession of Seller that are not transferred to Buyer (including work papers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Tax Authorities, in each case, relating to the Acquired Assets. Buyer shall grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Assets for taxable periods and portions of taxable periods through the Closing Date within the possession of Buyer (including workpapers and correspondence with Tax Authorities), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Tax Authorities, in each case, relating to the Acquired Assets. After the Closing Date, the Parties will preserve all information, records or documents in their respective possessions relating to tax periods beginning prior to Closing until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.
(f)Tax Refunds. Seller shall be entitled to any and all refunds of PRPP Taxes and Asset Taxes for which Seller is responsible under Section 7.6(a) and Section 7.6(b), respectively, and Buyer shall be entitled to any and all refunds of PRPP Taxes and Asset Taxes for which Buyer is responsible under Section 7.6(a) and Section 7.6(b), respectively, in each case whether realized as a cash refund or as a reduction of or credit against cash Taxes otherwise due and payable. If a Party or its Affiliate receives or realizes a refund of PRPP Taxes or Asset Taxes to which the other Party is entitled pursuant to this Section 7.6(f), such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received or realized, net of any reasonable costs or expenses (including Taxes) incurred by such recipient Party in procuring such refund.

7.7Transfer Taxes and Transaction Expenses.
(a)The Parties do not expect the transactions contemplated by this Agreement to result in any Transfer Taxes; provided, that to the extent that any Transfer Taxes are payable by reason of the sale or transfer of the Acquired Assets under this Agreement, Buyer shall be responsible for the payment of such Transfer Taxes, and Seller shall file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(b)To the extent any filings fees and third party costs required in order to consummate the Transaction are incurred in connection with obtaining any Consents and Permits of Governmental Authorities, such filings fees and third party costs shall be borne by the Party required by applicable Law or the applicable Governmental Authority to obtain such Consent or Permit.
(c)Whether or not the Transactions are consummated, Seller shall pay or reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, including the fees and expenses of its counsel, accountants and other experts engaged by Buyer. Seller shall pay its own fees and expenses incident to the negotiation, negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, including the fees and expenses of its counsel, accountants and other experts engaged by Seller.
7.8Delivery of Acquired Assets. Seller shall cause any Encumbrances on the Acquired Assets (other than Permitted Encumbrances) to be released, discharged and terminated in full prior to or at the Closing, and shall deliver to Buyer all of the Acquired Assets free and clear of any such Encumbrances (other than Permitted Encumbrances).
7.9Disclaimers. IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT NO PARTY HERETO OR ANY OF SUCH PARTY’S AFFILIATES, REPRESENTATIVES OR AGENTS IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.
7.10Purchase Option.
(a)Seller grants to Buyer and its successors and assigns an absolute, exclusive and irrevocable right (the “Purchase Option”) to acquire, free and clear of Encumbrances, claims and other interests (except for Permitted Encumbrances), the spare LM2500+ engine identified on Schedule 7.10(a) following Seller’s conversion of such engine into a fully functioning TM2500+ dual-fuel gas turbine generator unit (the “Additional Unit”).
(b)Seller shall, at its sole cost and expense, use commercially reasonable efforts to convert such spare LM2500+ engine into the Additional Unit. Promptly following the completion of the conversion of the Additional Unit, Seller shall notify Buyer in writing thereof and shall provide Buyer and its representatives access to inspect the Additional Unit and conduct Buyer’s due diligence review.
(c)Buyer may exercise the Purchase Option at any time following receipt of Seller’s notice under Section 7.10(b) until (and including) the date that is forty-five (45) days after Buyer’s receipt of such notice. To exercise the Purchase Option, Buyer shall deliver written notice to Seller specifying the date of closing of the purchase (the “Purchase Option Closing

Date”), which shall occur on a date mutually agreed by Seller and Buyer, but not more than ten (10) Business Days from the date of such notice.
(d)In consideration of the transfer of the Additional Unit, Buyer shall pay to Seller Thirty Million Dollars ($30,000,000.00) in immediately available funds on the Purchase Option Closing Date.
(e)The purchase and sale of the Additional Unit shall be pursuant to an agreement to be entered into by the Parties in substantially similar form to this Agreement, and with a bill of sale substantially similar to the Bill of Sale for the transactions under this Agreement, including as it relates to representation and warranties, covenants and indemnities, on the Purchase Option Closing Date (or on such other date that the Parties may agree in writing).
7.11LNG Facility Repayment. Immediately following the Closing, Seller shall repay, or cause to be repaid, outstanding indebtedness of NFE North Trading LLC under that certain Master LNG Sale and Purchase Agreement, dated as of June 11, 2025, by and between NFE North Trading LLC and Macquarie Commodities Trading (Singapore) Pte. Limited (the “LNG Facility”), in an aggregate amount equal to $77,517,530.52 (the “LNG Facility Payoff Amount”), as evidenced by the letter from Macquarie Commodities Trading (Singapore) Pte. Limited confirming amounts necessary to discharge outstanding amounts under the LNG Facility.
ARTICLE VIII
INDEMNIFICATION
8.1Survival of Representations, Warranties and Covenants.
(a)Seller’s Representations. The representations and warranties of Seller and Parent set forth in this Agreement and any certificate delivered in connection herewith shall survive the Closing until the twelve (12) months’ anniversary of the Closing Date, except that (i) the Selling Parties Fundamental Representations shall survive the Closing until the earlier of five (5) years following the Closing Date and the expiration of the applicable statute of limitations, and (ii) the representations and warranties of Seller set forth in Section 5.11 (Taxes), shall survive the Closing until the applicable statute of limitation plus sixty (60) days with respect to the matters covered thereby.
(b)Buyer’s Representations. The representations and warranties of Buyer set forth in this Agreement and any certificate delivered in connection herewith, shall survive the Closing until the twelve (12) months’ anniversary of the Closing Date, except that the representations and warranties of Buyer set forth in Sections 6.1 (Organization), 6.2 (Authority), and 6.5 (Brokers) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing until the earlier of five (5) years following the Closing Date and the expiration of the applicable statute of limitations.
(c)Covenants of Seller and Buyer. The respective covenants, agreements and obligations of Seller and Buyer set forth in this Agreement to be performed at or prior to the Closing shall terminate at, and not survive, the Closing. The respective covenants, agreements and obligations of Seller and Buyer set forth in this Agreement to be performed after the Closing shall survive until performed in accordance with their respective terms.
(d)Notice of Claim. No claim for a breach of a representation or warranty, or covenant, may be made or brought by any Party after the expiration of the applicable survival period unless such claim has been asserted in good faith by delivery of proper written notice, specifying the reasonable details of the claim, on or prior to the expiration of the applicable survival period hereunder, in which case such claim shall survive until such claim is fully and finally resolved, irrespective of whether the party delivering such notice has initiated any legal proceeding or otherwise taken any further action in connection with the matters constituting the basis for such claim.
8.2Indemnity by Seller. Following the Closing, Seller will indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective officers, directors, employees, attorneys, agents, successors and assigns (the “Buyer Indemnified Parties”) from and with respect to, and compensate or reimburse the Buyer Indemnified Parties for, any and all Losses actually suffered or incurred as a result of any of the following:
(a)the inaccuracy of any representation or warranty of Seller set forth in Article V or of Parent set forth in Section 9.5(b) of this Agreement or in any certificate delivered by Seller in connection herewith at the Closing;
(b)the breach by Seller of any covenant, agreement or obligation of Seller set forth in this Agreement or the Bill of Sale;
(c)any Liability for Pre-Closing Taxes; or
(d)any Excluded Liability.
8.3Indemnity by Buyer. Following the Closing, Buyer will indemnify, defend and hold harmless Seller and its Affiliates, and each of their respective officers, directors, employees, attorneys, agents, successors and assigns (the “Seller Indemnified Group”) from and with respect to, and compensate or reimburse the Seller Indemnified Group for, any and all Losses actually suffered or incurred as a result of any of the following:
(a)the inaccuracy of any representation or warranty of Buyer set forth in Article VI of this Agreement or in any certificate delivered by Buyer in connection herewith at the Closing;
(b)the breach by Buyer of any covenant, agreement or obligation of Buyer set forth in this Agreement; or
(c)any Assumed Liability.
8.4Limitations on Indemnification.
(a)Deductible and De-Minimis. No Claim may be made by an Indemnified Party for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as applicable, unless and until:
(i)the aggregate amount of all Losses for which the Indemnified Party seeks to be indemnified exceeds $2,000,000 (the “Deductible”), at which time the Indemnified Party shall be entitled to indemnification for all such Losses in excess of the Deductible; provided, that Claims arising from any inaccuracy of a Selling Parties Fundamental Representation, a Buyer Fundamental Representation, Section 5.6(c) or Section 5.11 shall not be subject to the Deductible; and
(ii)solely with respect to Claims that may be made for indemnification pursuant to any inaccuracy of Section 5.6(c), and notwithstanding that the Deductible shall not apply to such Claims, the individual Loss sought to be indemnified pursuant to an inaccuracy of Section 5.6(c) exceeds $100,000 (the “De Minimis”), at which time the Indemnified Party shall be entitled to indemnification for all Losses in respect of such individual Loss in excess of the De Minimis.

(b)Caps. An Indemnified Party shall not be entitled to recover damages from the Indemnifying Party pursuant to Sections 8.2 or 8.3, as applicable:
(i)to the extent the aggregate Losses indemnifiable under Section 8.2(a) or Section 8.3(a), as applicable, exceed ten percent (10%) of the Purchase Price, except in respect of any Selling Parties Fundamental Representations, any Buyer Fundamental Representations or Section 5.11; and
(ii)to the extent the aggregate Losses indemnifiable under Section 8.2 or Section 8.3, as applicable, exceed one hundred percent (100%) of the Purchase Price; provided, that the foregoing cap shall not apply to any Losses indemnifiable as a result of a breach of Section 7.11, for which the aggregate Losses indemnifiable under Section 8.2 or Section 8.3, as applicable, shall not exceed the LNG Facility Payoff Amount and shall not be included in determining whether the foregoing cap has been reached.
(c)The amount of any Losses shall be reduced by the amount of any insurance proceeds the Indemnified Party actually recovers, any reduction in the actual cash Tax liability of the Indemnified Party or any of its Affiliates attributable to such Loss in the taxable year in which the Loss was incurred or the following taxable year, and any amounts such Indemnified Party actually recovers from any other third parties with respect to such Losses. Each Indemnified Party shall use commercially reasonable efforts to make and pursue (or cause its Affiliates to make and pursue) any available insurance claims relating to any Loss for which it is seeking indemnification hereunder. In the event that an insurance or other recovery is made by any applicable Indemnified Party with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the applicable Indemnifying Party.
(d)Each Party shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Losses subject to indemnification under this Agreement.
(e)In no event may an Indemnified Party have a “double recovery” with respect to the same Losses (including, for the avoidance of doubt, pursuant to Section 2.1(d)).
(f)Notwithstanding anything to the contrary in this Article VIII, nothing in this Article VIII shall limit (i) the rights or remedies (including any amount to be recovered, which shall not be limited to 100% of the Purchase Price) of any Person under this Agreement based upon or in connection with Fraud, or (ii) either Party’s right to bring claims based on Fraud at any time following the Closing Date (which such right shall survive indefinitely or until the latest time permitted by applicable Law).
(g)For the purposes of determining whether a breach of representation or warranty has occurred for the purposes of Section 8.2(a) or Section 8.3(a), and calculating the amount of Losses related thereto, any qualification as to materiality or any other similar qualification contained in Article V or Section 9.5(b) of this Agreement or in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement shall be disregarded (it being understood that the word “material” or “Material” in the defined term “Material Contracts” shall not be disregarded for any of such purposes).
(h)The Parties shall treat any payments made pursuant to this Article VIII as adjustments to the Purchase Price for U.S. federal, state, local or foreign income Tax purposes, unless otherwise required by applicable Law.

8.5Indemnification Process.
(a)All Claims by any Indemnified Party under this Article VIII shall be asserted and resolved as set forth in this Section 8.5.
(b)The Indemnified Party shall give written notice to the Indemnifying Party in the event that (i) any Claim is asserted or instituted by any Person other than the parties to this Agreement that would reasonably be expected to give rise to Losses for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Claim, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a Claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a “Direct Claim”). In the event of a Third Party Claim or Direct Claim, the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such Third Party Claim or Direct Claim and the amount or estimated amount of the related Losses for which the Indemnified Party is seeking indemnity under this Agreement (a “Claim Notice”), provided, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the Losses for which the Indemnified Party is obligated to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice.
(c)In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to participate in the defense of such Claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be included in Losses (and borne by, the Indemnifying Party if such Claim is successful)). The Indemnifying Party shall not be entitled to assume control of such defense and the fees and expenses of counsel retained by the Indemnified Party shall be included in Losses (and borne by the Indemnifying Party if the Claim is successful) if (i) the Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such Claim would be materially detrimental to the Indemnified Party’s reputation or future business prospects or (iii) the Claim seeks an injunction or equitable relief against the Indemnified Party that would materially impact the operation or use of the Power Generation Equipment; provided that the Indemnified Party shall keep the Indemnifying Party apprised of any major developments relating to any such Claim. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, (x) injunctive or other equitable relief will be imposed against the Indemnified Party, or (y) such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such Claim, with prejudice.

(d)In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within fifteen (15) Business Days following receipt of a Claim Notice as to whether or not the Indemnifying Party disputes such Direct Claim.
(e)From and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and under conditions that shall not interfere with the operations of such Indemnified Party. The Indemnifying Party shall not, and shall require that its representatives do not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 8.5(e) that is designated as confidential by an Indemnified Party.
(f)To the extent the provisions of this Section 8.5 are inconsistent with Section 7.6(d), Section 7.6(d) shall control.
8.6Subrogation Rights; No Duplication.
(a)The Indemnifying Party required to make a payment under this Article VIII shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party to which such payment has been made for reimbursement or indemnification against third parties relating to the Claim on which such payment has been based.
(b)Notwithstanding anything in this Article VIII to the contrary, the obligations of the Indemnifying Party pursuant to this Article VIII shall be without duplication as between Indemnified Parties to which the Indemnifying Party is required to make payments.
8.7Exclusivity of Indemnification. Except as otherwise expressly provided herein, the indemnification provisions of this Article VIII are intended to provide the sole and exclusive remedy as to all monetary damages that any Party may incur arising from or relating to this Agreement and the Bill of Sale. Each Party hereby waives, to the extent that it may do so, any other rights or remedies that may arise under any applicable Law; provided, however, that the foregoing shall not be interpreted to limit the types of remedies, including specific performance or other equitable remedies, which may be sought by an Indemnified Party in connection with a breach of a covenant or agreement contained herein.
ARTICLE IX
GENERAL PROVISIONS
9.1Notices. All notices and other communications hereunder and following the Closing shall be in writing and shall be deemed given if properly addressed: (a) if delivered personally, by commercial delivery service (with written acknowledgment of receipt by the intended recipient), on the day of delivery; (b) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after sending; (c) if delivered by first class, registered or certified mail (return receipt requested), upon the date of delivery or the date of any refusal of delivery, as reflected on the return receipt; or (d) if delivered by electronic mail or facsimile, upon the intended recipient’s delivery of written acknowledgment of receipt. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):
(i)If to Seller:
NFE Power PR LLC

Attn: General Counsel
111 W 19th St., 8th Floor
New York, NY 10011
E-mail: legal@newfortressenergy.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Attn: David Passes
One Manhattan West
New York, NY 10001
E-mail: David.Passes@skadden.com

(ii)If to Parent:
New Fortress Energy Inc.
Attn: General Counsel
111 W 19th St., 8th Floor
New York, NY 10011
E-mail: legal@newfortressenergy.com

(iii)If to Buyer:
Macquarie Energy LLC
Representative Office
Attn: CGM Legal
500 Dallas St., Ste 3200
Houston, Texas 77002
E-mail: CGMLegalHouston@macquarie.com
In the event of a change in a party’s address, that party shall notify the other party of its new address within five (5) Business Days of the change.
9.2Other Agreements Superseded; Waiver and Modification.
(a)This Agreement supersedes all prior agreements or understandings, written or oral, between Seller, on the one hand, and Buyer or any Affiliate of Buyer, on the other hand, relating to the acquisition of the Acquired Assets. Any provision of this Agreement may be waived, amended or supplemented only by a written instrument signed by Buyer and Seller.
(b)No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

9.3Construction. Each of the Parties confirms that it and its counsel have reviewed, negotiated, and adopted this Agreement as the agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and consequently that any rule of construction interpreting this Agreement against the drafting party shall not apply. No specific representation or warranty shall operate to qualify or limit a more general representation or warranty addressing the same matter.
9.4Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court having jurisdiction, this being in addition to any other remedy to which it is entitled.
9.5Guarantee.
(a)Guaranteed Obligations.
(i)Parent irrevocably and unconditionally guarantees to Buyer the due and punctual payment and performance of the obligations of Seller under Article VIII of this Agreement (the “Guaranteed Obligations”).
(ii)The Guaranteed Obligations may be enforced by Buyer without Buyer first taking any steps or proceedings against Seller. If, for any reason whatsoever, Seller fails or is unable to duly, punctually and fully pay or perform any of the Guaranteed Obligations, upon a demand by Buyer forthwith, Parent will pay or perform, or cause to be paid or performed, such Guaranteed Obligations. This is a guarantee of payment and performance and not solely collectability, and is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency. Notwithstanding anything to the contrary set forth in this Section 9.5, (A) to the extent that Seller is relieved from the Guaranteed Obligations by satisfaction thereof or pursuant to any mutual written agreement between Buyer and Seller, Parent shall be similarly relieved of such Guaranteed Obligations and (B) Parent shall be permitted to assert any defenses to the exercise of the guaranty in this Section 9.5 by Buyer available to Seller in accordance with the terms and conditions of this Agreement in connection with the Guaranteed Obligations. Notwithstanding anything to the contrary in this Agreement, in no event will the Guaranteed Obligations exceed an amount equal to 100% of the Purchase Price; provided, that the foregoing cap shall not apply to any Guaranteed Obligations arising out of or relating to a breach of Section 7.11, for which the Guaranteed Obligations shall not exceed the LNG Facility Payoff Amount and shall not be included in determining whether the foregoing cap has been reached.
(iii)The obligations of Parent under this Section 9.5 are continuing and shall remain in force until (A) the expiration of the applicable survival periods set forth in Section 8.1 relating to the Guaranteed Obligations, or (B) the date any Claims arising out of any Guaranteed Obligations pursuant to this Agreement are paid in full or otherwise resolved.
(b)Representations and Warranties of Parent. Parent hereby represents and warrants to Buyer as of the date hereof that: (i) it is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) it has full corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement (“Parent Transaction Approvals”); (iii) this Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, is a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other applicable Law of general application relating to or affecting creditors’ rights and to general principles of equity; (iv) neither the execution and delivery by Parent of this Agreement nor the consummation by Parent of the Transactions will constitute a violation of, or be in conflict with, or constitute or create a default or accelerate or adversely affect any obligations under, or require the consent of any other Person under (A) Parent’s Charter Documents; or (B) any Law or Order to which Parent is subject; and (v) no obligation is being incurred by Parent in connection with this Agreement with the intent to hinder, delay or defraud any present or future creditors of Parent.
9.6Recovery of Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, Buyer and its Affiliates shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
9.7Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, without regard to principles of conflicts of law that may apply the laws of another jurisdiction.
9.8Dispute Resolution.
(a)The Parties and Parent acknowledge and understand that, to resolve any and all claims arising out of relating to or in connection with this Agreement or the existence, interpretation, breach, termination or validity thereof, they may file a civil action, including actions in equity, in the federal courts of the United States of the courts of the State of New York, in each case located in the City of New York. Each of the Parties and Parent irrevocably consents to the exclusive jurisdiction of such courts in any such actions or proceedings and waives any objection it may have to the jurisdiction of any such action or proceeding. The Parties and Parent acknowledge and agree that the terms and conditions of this Agreement have been freely, fairly and thoroughly negotiated.
(b)Except as otherwise provided in this Agreement, each Party (and Parent, as applicable) shall bear its own costs and expenses in any legal proceeding where it is the named defendant or in any legal proceeding among the Parties (and Parent, as applicable). Notwithstanding the foregoing, each Party (and Parent, as applicable) retains its rights to bring any legal proceeding or to implead the other Party (and Parent, as applicable), as to any matter arising hereunder.
9.9Certain Waivers.
(a)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(b)EACH OF SELLER AND BUYER, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, LOST PROFITS, MULTIPLES OF EARNINGS, LOST SALES OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, CONTRACT OR OTHERWISE OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF EITHER OF THEM RELATING THERETO, EXCEPT SUCH DAMAGES THAT ARE PAYABLE TO A THIRD PARTY

WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH ANY PERSON IS SEEKING INDEMNIFICATION PURSUANT TO ARTICLE VIII.
(c)EACH OF BUYER AND SELLER ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
9.10Successors; Assignability. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the Parties hereto. Neither Party may assign its rights hereunder without the prior written consent of the other Party. Any purported assignment contrary to the provisions of this Section 9.10 shall be void and of no force or effect.
9.11Time of Essence. Time is of the essence in the performance of the transactions contemplated by this Agreement.
9.12Counterparts. This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to the other Party upon its request.
9.13Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties to this Agreement and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge any obligation of any third Person to either Party hereto or give any third Person any right of subrogation or action over against either Party hereto.
9.14Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such provision shall be modified so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their duly authorized officers as of the date first above written.
SELLER:
NFE Power PR LLC
By:
Name:    Christopher Guinta
Title:    Chief Financial Officer

PARENT (solely for the purposes of Section 9.5):
New Fortress Energy Inc.
By:
Name:    Christopher Guinta
Title:    Chief Financial Officer

BUYER:
Macquarie Energy LLC
By:
Name:    Tim Bourn
Title:    President
By:
Name:    Tara Teeter
Title:    Division Director—CGM Legal

[Signature Page to Asset Purchase Agreement]

Exhibit A
Bill of Sale

[see attached]
[Exhibit A to Asset Purchase Agreement]